Exhibit 4.14

UNION PACIFIC RESOURCES GROUP INC.,

as Issuer

ANADARKO PETROLEUM CORPORATION,

as Guarantor

And

CHASE BANK OF TEXAS, NATIONAL ASSOCIATION,
successor-in-interest to Texas Commerce Bank National Association,

as Trustee

First Supplemental Indenture

Dated as of July 14, 2000

to

Indenture

Dated as of March 27, 1996

providing for the Guarantee of all Securities
to be Issued or Previously Issued under
the Indenture

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 14, 2000, among UNION PACIFIC RESOURCES GROUP INC., a Utah corporation having its principal office at 777 Main Street, Fort Worth, Texas 76102 (“the Company”) and ANADARKO PETROLEUM CORPORATION, a Delaware corporation having its principal office at 17001 Northchase Drive, Houston, Texas 77060 as Guarantor (“Guarantor” or “Anadarko”), and CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, successor-in-interest to Texas Commerce Bank National Association (the “Trustee”)

WHEREAS, by an indenture (hereinafter referred to as the “Indenture”) dated as of March 27, 1996, between the Company and the Trustee, provision was made for the issue of Securities of the Company in one or more series; and

WHEREAS, under and in accordance with the terms of the Indenture, there have heretofore been issued seven series of Securities (the “Issued Securities”); and

WHEREAS, the Company and Anadarko are parties to an Agreement and Plan of Merger, dated as of April 2, 2000, pursuant to which the Company will become a wholly-owned subsidiary of Anadarko (the “Merger”); and

WHEREAS, Anadarko desires to unconditionally and irrevocably guarantee the full and punctual payment of principal of and interest on the Securities (including the Issued Securities) when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture (including obligations to the Trustee) and the Securities and the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture, as supplemented from time to time, and the Securities; and

WHEREAS, the Company is not in default under the Indenture; and

WHEREAS, all necessary acts and proceedings have been done and taken and all necessary resolutions passed to authorize the execution and delivery of this Supplemental Indenture and to make the same legal and valid and binding upon the Company and Anadarko upon compliance with the conditions set forth herein; and

WHEREAS, the foregoing recitals are made as representations and statements of fact by the Company and Anadarko and not by the Trustee;

NOW THEREFORE, in consideration of the premises and the covenants herein contained, the parties hereto agree as follows:

Article 1
Amendment of Indenture

The Company, Anadarko and the Trustee hereby agree that the following provisions of this Supplemental Indenture supplement the Indenture with respect to all Securities issued or to be issued thereunder:

1.01	Definitions.

(a)	Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b)
For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

1.02	The Guarantee.

(a)
Anadarko irrevocably and unconditionally guarantees (the “Guarantee”) to each Holder of Securities and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Securities (including the Issued Securities) when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Indenture (including obligations to the Trustee) and the Securities and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under this Indenture, as supplemented from time to time, and the Securities (the “Obligations”).

(b)	Anadarko further agrees that the Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.

(c)	The obligations of Anadarko to make any payment hereunder may be satisfied by causing the Company to make such payment.

(d)
Anadarko also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder of Securities in enforcing any of their respective rights under the Guarantee.

(e)
Anadarko further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from Anadarko, and that Anadarko shall remain bound under the Guarantee notwithstanding any extension or renewal of any Obligation.

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(f)
Anadarko waives presentation to, demand of, payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment.  Anadarko waives the benefits of N.Y. Gen. Stat. § 26-7 through § 26-9.  Anadarko waives notice of any default under the Indenture, the Securities or the Obligations.  The obligations of Anadarko hereunder shall not be affected by (i) the delay or failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Securities or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities or any other agreement; (iv) the release, destruction, waste or impairment of any security held by any Holder or the Trustee for the Obligations or any of them; or (v) the failure of any Holder or Trustee to exercise or failure to exercise diligence or reasonable care in exercising any right or remedy against any other guarantor of the Obligations.

(g)
Anadarko hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s or Anadarko’s obligations hereunder prior to any amounts being claimed from or paid by Anadarko hereunder.  Anadarko hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against Anadarko or to have the Company joined in any suit against Anadarko.

(h)
The obligations of Anadarko hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of any defense of the Company to the payment, the insolvency, bankruptcy or lack of power of the Company or the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of Anadarko herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing which may or might in any manner or to any extent vary the risk of Anadarko or would otherwise operate as a discharge of Anadarko as a matter of law or equity.

(i)
Anadarko agrees that its Guarantee shall remain in full force and effect until payment in full of all the Obligations.  Anadarko further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(j)
In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against Anadarko by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Obligation, Anadarko hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Obligations, (ii) accrued and unpaid interest on such Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Obligations of the Company to the Holders and the Trustee.

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(k)
Upon request of the Trustee, Anadarko shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

1.03	Subrogation.

Anadarko agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations.  Anadarko further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Obligations as provided in Article Six, such Obligations (whether or not due and payable) shall forthwith become due and payable by Anadarko for the purposes of this Section.

1.04	Successors and Assigns.

This Supplemental Indenture shall be binding upon Anadarko and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

1.05	No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Supplemental Indenture shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Supplemental Indenture at law, in equity, by statute or otherwise.

1.06.       Modification.  No modification, amendment or waiver of any provision of this Supplemental Indenture, nor the consent to any departure by Anadarko therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on Anadarko in any case shall entitle Anadarko to any other or further notice or demand in the same, similar or other circumstances.
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Article 2
Condition Precedent

2.01	Consummation of Merger

The obligations of the parties under this Supplemental Indenture are subject to the prior consummation of the Merger.

Article 3
Miscellaneous Provisions

3.01	Confirmation of Indenture

Except as expressly amended hereby, the Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form part of the Indenture for all purposes, and every Holder of Securities heretofore authenticated and delivered shall be bound hereby.

3.02	Acceptance of Trusts

The Trustee hereby accepts the trusts in this Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions and subject to the provisions set forth in the Indenture as supplemented by this Supplemental Indenture.

3.03	Governing Law

This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

3.04	Headings

The Article and Section headings of this Supplemental Indenture are for convenience only and shall not limit or otherwise affect the construction hereof.

3.05	Counterparts

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original; but all such counterparts shall together constitute but one and the same instrument.
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IN WITNESS WHEREOF the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

UNION PACIFIC RESOURCES GROUP INC.

By:	/s/ Kerry R. Brittain
	Name:	Kerry R. Brittain
	Title:	Vice President, General Counsel and Secretary

By:	/s/ Morris B. Smith
	Name:	Morris B. Smith
	Title:	Vice President and Chief Financial Officer

ANADARKO PETROLEUM CORPORATION

By:	/s/ A. L. Richey
	Name:	A. L. Richey
	Title:	Vice President and Treasurer

By:	/s/ Suzanne Suter
	Name:	Suzanne Suter
	Title:	Corporate Secretary

CHASE BANK OF TEXAS, NATIONAL ASSOCIATION
By:	/s/ John G. Jones
	Name:	John G. Jones
	Title:	Vice President